Muncy Columbia Financial Corporation 8-K

Exhibit 99.1

Press Release – For Immediate Release

November 13, 2024

Muncy Columbia Financial Corporation Declares Dividend

Bloomsburg, PA – Muncy Columbia Financial Corporation (“Corporation”) (OTCQX: CCFN), parent company of Journey Bank (”Bank”), announced that on November 12, 2024, the Corporation’s Board of Directors declared a regular quarterly cash dividend.

Dividend Declared

On November 12, 2024, the Corporation’s Board of Directors declared a regular quarterly cash dividend of $0.44 per share for the fourth quarter of 2024. The dividend is payable on December 12, 2024, to shareholders of record as of November 26, 2024. Year-to-date dividends declared in 2024 total $1.76 per share compared to $1.71 per share for the same period in 2023.

About Muncy Columbia Financial Corporation

Muncy Columbia Financial Corporation ("MCFC") is a registered financial holding company headquartered in Bloomsburg, Pennsylvania. MCFC has one subsidiary bank, Journey Bank, serving individuals, families, nonprofits and business clients throughout Clinton, Columbia, Lycoming, Montour, Northumberland and Sullivan Counties through 22 banking offices.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of current or historical fact and involve substantial risks and uncertainties. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "plans," "projects," "may," "will," "should," and other similar expressions can be used to identify forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Among the risks and uncertainties that could cause actual results to differ from those described in the forward-looking statements include, but are not limited to the following: costs or difficulties related to integration following the mergers of Muncy Bank Financial, Inc. with and into CCFNB Bancorp, Inc., forming Muncy Columbia Financial Corporation, and of The Muncy Bank and Trust Company with and into First Columbia Bank & Trust Company, forming Journey Bank; the risk that the anticipated benefits, cost savings and other savings from the mergers may not be fully realized or may take longer than expected to realize; potential impairment to the goodwill recorded in connection with the mergers; changes in general economic trends, including inflation and changes in interest rates; our ability to manage credit risk; our ability to maintain an adequate level of allowance for credit loss on loans; increased competition; changes in consumer demand for financial services; our ability to control costs and expenses; fluctuations in the values of securities held in our securities portfolio, including as a result of changes in interest rates; our ability to successfully manage liquidity risk; adverse developments in borrower industries and, in particular, declines in real estate values; the concentration of large deposits from certain customers who have balances above current FDIC insurance limits; changes in and compliance with federal and state laws that regulate our business and capital levels; our ability to raise capital as needed; and any other risks described in the “Risk Factors” sections of reports filed by the Corporation with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to publicly revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements, except as required by law. Accordingly, you should not place undue reliance on forward-looking statements.